Exhibit 5.1

July 24, 2013

Securities and Exchange Commission

100 F. Street N.E.

Washington, D.C. 20549

RE: Flex Fuel Technologies, INC

Dear Sir or Madam:

This firm has been retained by Flex Fuel Technologies, Inc. (the “Company”) in connection with certain securities-related matters.

For the purposes of this opinion letter, we have examined copies of such documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied upon the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Please be advised that we have reached the following conclusions regarding the offering:

1. The Company is a duly and legally organized and existing Nevada state corporation, with its registered office located and principal place of business located at 7841 NW 46th Street, Lauderhill, FL 33351. The Nevada Articles of Incorporation with registration fees were submitted to the Nevada Secretary of State and filed with the office on July 21, 2008. The Company’s existence and form is valid and legal pursuant to Nevada law.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and, when such stock was issued, it was duly authorized, fully paid for and non-assessable. The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Nevada, it’s Constitution and reported judicial decisions interpreting those laws. The shares of common stock to be sold under this Form S-1 Registration statement, as issued, have been duly authorized, fully-paid for and are non-assessable.

3. To my knowledge, the Company is not a party to any legal proceeding nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I have not been made aware of any disputes involving the Company and the Company has had no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I have not been made aware of any claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company’s outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company’s operation shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors’ resolution, the Company has authorized the Registration on Form S-1 of 10,354,217 shares of common stock to be offered for sale by selling shareholders.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 10,354,217 shares of common stock, with a par value of $0.00001 per share. Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 10,354,217 shares of common stock is within the authority of the Company’s directors and the shares. The shares of common stock to be sold under this Form S-1 Registration statement as issued, have been duly authorized, fully-paid for and are non-assessable.

I hereby consent to the use of my opinion and herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration statement.

Joseph Sanchez Esq.